EXHIBIT D(23)(B)

AMENDMENT NO. 2 TO INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 2 TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is effective as of June 7, 2010, by and among The Variable Annuity Life Insurance Company (“VALIC”) and BlackRock Investment Management, LLC (the “Sub-Adviser”).

RECITALS

WHEREAS, VALIC and VALIC Company I (“VC I”) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated March 5, 2007 (the “Agreement”), and as amended on October 31, 2007, with respect to the Covered Funds; and

WHEREAS, pursuant to Section 5 of the Agreement which provides for an initial term of two years from the date of this Amendment, with respect to Dividend Value Fund.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.

Schedule A Amendment.  Schedule A to the Agreement is hereby amended to reflect that the Sub-Adviser will manage the assets of the Dividend Value Fund and shall be compensated on those assets managed, in accordance with Section 2 of the Agreement, at the fee rate reflected in Schedule A attached hereto.

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY	BLACKROCK INVESTMENT MANAGEMENT, LLC

By: /s/ KURT W. BERNLOHR	By: /s/ FRANK PORCELLI
Name: Kurt W. Bernlohr	Name: Frank Porcelli
Title: Senior Vice President	Title: Managing Director

SCHEDULE A

Effective June 7, 2010

SUB-ADVISER shall manage all or a portion of the assets of the following Covered Fund(s) and shall be compensated on that portion managed, as follows:

Covered Funds	Fee

Core Equity Fund	0.350% on the first $250 million
0.325% on the next $250 million
0.300% on the next $500 million
0.275% over $1 billion

Dividend Value Fund	0.350% on the first $250 million
0.325% on the next $250 million
0.300% on the next $500 million
0.275% over $1 billion